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                                                                    EXHIBIT 10.2

                 FIRST AMENDED AND RESTATED SEVERANCE AGREEMENT


         THIS FIRST AMENDED AND RESTATED SEVERANCE AGREEMENT between MARINE DRILLING COMPANIES, INC., a Texas corporation (the "Company"), and GEORGE H. GENTRY, III ("Executive"),

                              W I T N E S S E T H :

         WHEREAS, the Company desires to attract and retain certain key employee personnel and, accordingly, the Board of Directors of the Company (the "Board") has approved the Company entering into a severance agreement with Executive in order to encourage his continued service to the Company; and

         WHEREAS, Executive is prepared to commit such services in return for specific arrangements with respect to severance compensation and other benefits;

         WHEREAS, Executive and the Company have previously entered into a Severance Agreement on November 15, 1998, and they desire to amend and restate that Severance Agreement;

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Company and Executive agree as follows:

         1. DEFINITIONS.

                  (a) "ANNUAL COMPENSATION" shall mean an amount equal to the greater of:

                           (i) Executive's annual base salary at the annual rate in effect at the date of his Involuntary Termination; or

                           (ii) Executive's annual base salary at the annual rate in effect immediately prior to a Change-in-Control if Executive's employment shall be subject to a Change-in-Control Involuntary Termination.

                  (b) "BONUS TARGET" shall mean an amount equal to the greater of:

                           (i) Executive's annual bonus target at the annual rate in effect at the date of his Involuntary Termination; or

                           (ii) Executive's annual bonus target at the annual rate in effect immediately prior to a Change-in-Control if Executive's employment shall be subject to a Change-in-Control Involuntary Termination.

                  (c) "CHANGE-IN-CONTROL" shall have the meaning ascribed to such term in Section 9(b) of The Marine Drilling 1992 Long-Term Incentive Plan (the "Incentive Plan").



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                  (d) "CHANGE-IN-CONTROL INVOLUNTARY TERMINATION" shall mean any termination of Executive's employment with the Company which:

                           (i) results from a resignation by Executive within 18 months after the date upon which a Change-in-Control occurs if such resignation occurs within 30 days after Executive receives notice from the Company that Executive will be subject to a Material Change in Employment Terms; or

                           (ii) results from a termination by the Company within 18 months after the date upon which a Change-in-Control occurs;

provided, however, the term "CHANGE-IN-CONTROL INVOLUNTARY TERMINATION" shall not include a Termination for Cause or any termination as a result of death, Disability, or Retirement.

                  (e) "CHANGE-IN-CONTROL SEVERANCE AMOUNT" shall mean an amount equal to 200% of the sum of (i) Executive's Annual Compensation plus (ii) his Bonus Target.

                  (f) "COMPENSATION COMMITTEE" shall mean the Compensation Committee of the Board.

                  (g) "DISABILITY" shall mean Executive's becoming disabled so as to entitle him to benefits under the Company's long term disability plan.

                  (h) "INVOLUNTARY TERMINATION" shall mean any Non-Change-in-Control Termination or any Change-in-Control Involuntary Termination.

                  (i) "MATERIAL CHANGE IN COMPENSATION" shall mean any one or more of the following:

                           (i) a reduction in Executive's annual base salary from that provided to him immediately prior to the effective date of this Agreement; or

                           (ii) a significant diminution in Executive's eligibility to participate in bonus, stock option, incentive award and other compensation plans under which Executive is participating immediately prior to the effective date of this Agreement.

                  (j) "MATERIAL CHANGE IN EMPLOYMENT TERMS" shall mean any one or more of the following:

                           (i) a material diminution in the nature or scope of Executive's authorities, powers, functions or duties from those applicable to him immediately prior to the date on which a Change-in-Control occurs;

                           (ii) a reduction in Executive's annual base salary from that provided to



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         him immediately prior to the date on which a Change-in-Control occurs;

                           (iii) a significant diminution in Executive's eligibility to participate in bonus, stock option, incentive award and other compensation plans under which Executive is participating immediately prior to the date on which a Change-in-Control occurs;

                           (iv) a change in the location of Executive's principal place of employment by the Company by more than 50 miles from the location where he was principally employed immediately prior to the date on which a Change-in-Control occurs; or

                           (v) a change in Executive's employee benefits to a level that is materially inconsistent with employee benefits afforded by the Company to employees with comparable duties.

                  (k) "NON-CHANGE-IN-CONTROL INVOLUNTARY TERMINATION" shall mean any termination of Executive's employment with the Company which:

                           (i) results from a resignation by Executive if but only if such resignation occurs within 30 days after Executive receives notice from the Company that (A) Executive's principal place of employment will be moved by more than 50 miles from the location where he was principally employed immediately prior to the date of such notice or (B) Executive will be subject to a Material Change in Compensation; or

                           (ii) results from a termination by the Company;

provided, however, the term "NON-CHANGE-IN-CONTROL INVOLUNTARY TERMINATION" shall not include a Termination for Cause, a Change-in-Control Involuntary Termination or any termination as a result of death, Disability, or Retirement.

                  (l) "NON-CHANGE-IN-CONTROL SEVERANCE AMOUNT" shall mean an amount equal to Executive's Annual Compensation.

                  (m) "RETIREMENT" shall mean termination of Executive's employment for any reason on or after the date Executive reaches age sixty-five.

                  (n) "TERMINATION FOR CAUSE" shall mean termination of Executive's employment by the Company for any of the following reasons:

                           (i) Executive has engaged in gross negligence or willful misconduct in the performance of the duties required of him;

                           (ii) Executive has been convicted of a felony or a misdemeanor involving moral turpitude;



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                           (iii) Executive has willfully refused without proper
         legal reason to perform the duties and responsibilities required of him;

                           (iv) Executive has materially breached any material corporate policy or code of conduct established by the Company;

                           (v) Executive has violated the Foreign Corrupt Practices Act or and other United States law as proscribed by paragraph 2(b); or

                           (vi) Executive has willfully engaged in conduct that he knows or should know is materially injurious to the Company or any of its affiliates.

         2. SERVICES.

                  (a) DUTIES. Executive agrees that he will render services to the Company (as well as any subsidiary thereof or successor thereto) during the period of his employment to the best of his ability and in a prudent and businesslike manner and that he will devote substantially the same time, efforts and dedication to his duties as heretofore devoted.

                  (b) UNITED STATES FOREIGN CORRUPT PRACTICES ACT. Executive shall at all times comply with United States laws applicable to Executive's actions on behalf of Company, and/or any of its subsidiaries or affiliates, including specifically, without limitation, the United States Foreign Corrupt Practices Act, generally codified in 15 USC 78 (FCPA), as the FCPA may hereafter be amended, and/or its successor statutes. If Executive pleads guilty to or nolo contendere or admits civil or criminal liability under the FCPA or other applicable United States law, or if a court finds that Executive has personal civil or criminal liability under the FCPA or other applicable United States law, or if a court finds that Employee committed an action resulting in Company or any of its subsidiaries or affiliates having civil or criminal liability or responsibility under the FCPA or other applicable United States law with knowledge of the activities giving rise to such liability or knowledge of facts from which Executive should have reasonably inferred the activities giving rise to liability had occurred or were likely to occur, such action or finding shall constitute "cause" for termination under this Agreement unless (i) such action or finding was based on the activities of others and Executive had no personal involvement or knowledge of such activities, or (ii) Company's Board of Directors determines that the actions found to be in violation of the FCPA or other applicable United States law were taken in good faith and in compliance with all applicable policies of Company.

         3. PROTECTION OF INFORMATION

                  (a) DISCLOSURE TO EXECUTIVE. Company shall disclose to Executive, or place Executive in a position to have access to or develop, trade secrets or confidential information of Company or its affiliates; and/or shall entrust Executive with business opportunities of Company or its affiliates; and/or shall place Executive in a position to develop business good will on behalf of Company or its affiliates.

                  (b) DISCLOSURE TO AND PROPERTY OF COMPANY. All information, ideas,



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concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed, or acquired by Executive, individually or in conjunction with others, during Executive's employment by Company (whether during business hours or otherwise and whether on Company's premises or otherwise) which relate to Company's business, products, or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisitions prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks) shall be disclosed to Company and are and shall be the sole and exclusive property of Company unless and to the extent such information is generally known in Company's industry. Moreover, all documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, and inventions are and shall be the sole and exclusive property of Company unless and to the extent such information is generally known in Company's industry. Upon termination of Executive's employment by Company, for any reason, Executive promptly shall deliver the same, and all copies thereof, to Company unless and to the extent such information is generally known in Company's industry.

                  (c) NO UNAUTHORIZED USE OR DISCLOSURE. Executive will not, at any time during or after Executive's employment by Company, make any unauthorized disclosure of any confidential business information or trade secrets of Company or its affiliates, or make any use thereof, except in the carrying out of Executive's employment responsibilities hereunder. Affiliates of the Company shall be third party beneficiaries of Executive's obligations under this paragraph. As a result of Executive's employment by Company, Executive may also from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of Company and its affiliates. Executive also agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as Company's confidential business information and trade secrets, unless and to the extent such information is generally known in Company's industry.

                  (d) OWNERSHIP BY COMPANY. If, during Executive's employment by company, Executive creates any work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to Company's business, products, or services, whether such work is created solely by Executive or jointly with others (whether during business hours or otherwise and whether on Company's premises or otherwise), Company shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive's employment; or, if the work is not prepared by Executive within the scope of Executive's employment but is specially ordered by Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and Company shall be the author of the work. If such work is neither prepared by



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Executive within the scope of Executive's employment nor a work specially ordered that is deemed to be a work made for hire, then Executive hereby agrees to assign, and by these presents does assign, to Company all of Executive's worldwide right, title, and interest in and to such work and all rights of copyright therein.

                  (e) ASSISTANCE BY EXECUTIVE. Both during the period of Executive's employment by Company and thereafter, Executive shall assist Company and its nominee, at any time, in the protection of Company's worldwide right, title, and interest in and to information, ideas, concepts, improvements, discoveries, and inventions, and its copyrighted works, including without limitation, the execution of all formal assignment documents requested by Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.

                  (f) REMEDIES. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article by Executive, and Company shall be entitled to enforce the provisions of this Article by specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article, but shall be in addition to all remedies available at law or in equity to Company, including the recovery of damages from Executive and his agents involved in such breach and remedies available to Company pursuant to other agreements with Executive.

         4. NON-SOLICITATION OBLIGATIONS

                  (a) IN GENERAL. As part of the consideration for the benefits to be paid to Executive hereunder; to protect the trade secrets and confidential information of Company and its affiliates that have been and will in the future be disclosed or entrusted to Executive and other employees of the Company and its affiliates, the business good will of Company and its affiliates that has been and will in the future be developed by Executive or other employees of the Company or its affiliates, or the business opportunities that have been and will in the future be disclosed or entrusted to Executive and other employees by Company and its affiliates; and as an additional incentive for Company to enter into this Agreement, Company and Executive agree to the non-solicitation obligations hereunder. If Executive's employment hereunder shall be terminated for any reason, then, subject to the last sentence of this paragraph 4(a), Executive shall not, directly or indirectly for Executive or for others, in any geographic area or market where Company or any of its affiliates are conducting any business as of the date of such termination of the employment relationship or have during the previous twelve months conducted such business, induce any employee of Company or any of its subsidiaries or affiliates to terminate his or her employment with Company or such subsidiaries or affiliates, or hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with Company. These non-solicitation obligations shall extend until the later of (i) the one year anniversary of Executive's termination that is not the result of a Change-in-Control or the two year anniversary of Executive's termination (in the case of an Involuntary Termination which is the result of a Change-in-Control) or (ii) the one year anniversary of the termination of Executive's employment (in the case of a termination for any other reason).

                  (b) ENFORCEMENT AND REMEDIES. Executive understands that the restrictions



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set forth in paragraph 4(a) may limit Executive's ability to engage in the solicitation of employees of the Company and its subsidiaries and affiliates, but acknowledges that Executive will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article by Executive, and Company shall be entitled to enforce the provisions of this Article by specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article, but shall be in addition to all remedies available at law or in equity to Company, including without limitation, the recovery of damages from Executive and Executive's agents involved in such breach and remedies available to Company pursuant to other agreements with Executive.

                  (c) REFORMATION. It is expressly understood and agreed that Company and Executive consider the restrictions contained in this paragraph 4 to be reasonable and necessary to protect the proprietary information of Company. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

         5. STATEMENTS CONCERNING COMPANY. Executive shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any oral or written statements about Company, any of its affiliates, or any of such entities' officers, employees, agents or representatives that are slanderous, libelous, or defamatory; or that disclose private or confidential information about Company, any of its affiliates, or any of such entities' business affairs, officers, employees, agents, or representatives that Employee knows or should know is materially injurious to Company or such affiliate; or that constitute an intrusion into the seclusion or private lives of Company, any of its affiliates, or any of such entities' officers, employees, agents, or representatives that Employee knows or should know is materially injurious to Company or such affiliate; or that give rise to unreasonable publicity about the private lives of Company, any of its affiliates, or any of such entities' officers, employees, agents, or representatives; or that place Company, any of its affiliates, or any of such entities' officers, employees, agents, or representatives in a false light before the public; or that constitute a misappropriation of the name or likeness of Company, any of its affiliates, or any of such entities' officers, employees, agents, or representatives. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded Company and its affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

         6. TERMINATION. Subject to the provisions of Paragraph 8(i) hereof, if Executive's employment by the Company or any subsidiary thereof or successor thereto shall be subject to an Involuntary Termination, then the Company will, as additional compensation for services rendered to the Company (including its subsidiaries), pay to Executive the following amounts (subject to any applicable payroll or other taxes required to be withheld and any employee benefit premiums) and take the following actions:

                  (a) If such Involuntary Termination is a Non-Change-in-Control Involuntary



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Termination, pay Executive a lump sum cash payment in an amount equal to the
Non-Change-in-Control Severance Amount on or before the tenth day after the last day of Executive's employment with the Company.

                  (b) If such Involuntary Termination is a Change-in-Control Involuntary Termination, pay Executive a lump sum cash payment in an amount equal to the Change-in-Control Severance Amount.

                  (c) In either a Change-in-Control Involuntary Termination or a Non-Change-in-Control Involuntary Termination, pay Executive his pro rata Bonus Target earned through the date of Involuntary Termination.

                  (d) Immediately cause Executive and those of his dependents (including his spouse) who were covered under the Company's medical and dental benefit plans on the day prior to Executive's Involuntary Termination to continue to be covered under such plans, without any cost to Executive, for 12 months from the date of termination if the termination is a Non-Change-in-Control Involuntary Termination or for 24 months from the date of termination if the termination is a Change-in-Control Involuntary Termination; provided, however, that (i) such coverage shall terminate if and to the extent Executive becomes eligible to receive medical and dental coverage from a subsequent employer (and any such eligibility shall be promptly reported to the Company by Executive) and (ii) if Executive (and/or his spouse) would have been entitled to retiree medical and/or dental coverage under the Company's plans had he voluntarily retired on the date of such Involuntary Termination, then such coverages shall be continued as provided under such plans. Nothing herein shall be deemed to adversely affect in any way the additional rights after consideration of this extension, of Executive and his eligible dependents to continuation coverages required pursuant to Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, if, at the time such continuation coverage is requested, Executive does not have alternative group coverage available from an employer.

                  (e) Immediately cause any and all outstanding options to purchase common stock of the Company held by Executive, which options were granted prior to December 31, 1995, to become immediately exercisable in full and to remain exercisable during the period of three months following such termination (or such greater period as the Committee (as such term is defined in the Incentive Plan) may determine), or by Executive's estate (or the person who acquires such options by will or the laws of descent and distribution or otherwise by reason of the death of Executive) during a period of one year following Executive's death if Executive dies during such three-month period (or such greater period as the Committee may determine), but in no event shall any such option be exercisable after the tenth anniversary of the grant of such option.

         7. CERTAIN ADDITIONAL PAYMENTS BY COMPANY. Notwithstanding anything to the contrary in this Agreement, in the event that any payment or distribution by Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are



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hereinafter collectively referred to as the "Excise Tax"), Company shall pay to
Executive an additional payment (a "Gross-up Payment") in an amount such that after payment by Executive of all state and federal taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax and any federal or state income taxes imposed on any Gross-up Payment, Executive retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments. Company shall instruct its outside accountants to independently make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. Executive shall notify Company immediately in writing of any claim by the Internal Revenue Service which, if successful, would require Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by Company and Executive) within five days of the receipt of such claim. Company shall notify Executive in writing at least five days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If Company decides to contest such claim, Executive shall cooperate fully with Company in such action; provided, however, that Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of Company's action. If, as a result of Company's action with respect to a claim, Executive receives a refund of any amount paid by Company with respect to such claim, Executive shall promptly pay such refund to Company. If Company fails to timely notify Executive whether it will contest such claim or Company determines not to contest such claim, then, Company shall immediately pay to Executive the portion of such claim, if any, which it has not previously paid to Executive.

         8. GENERAL.

                  (a) TERM. The effective date of this Agreement is November 15, 1998, and this Agreement shall have an initial term (the "Initial Term") of one year beginning on such effective date. The term of this Agreement shall be extended automatically for an additional successive one-year period as of the last day of the Initial Term and as of the last day of each such successive one-year period of time thereafter that this Agreement is in effect; provided, however, that if, prior to 90 days before the last day of the Initial Term or any such successive one-year term, the Compensation Committee (excluding any member of the Compensation Committee who is covered by this Agreement or by a similar agreement with the Company) shall give written notice to Executive that no such automatic extension shall occur, then this Agreement shall terminate on the last day of the Initial Term or such successive one-year term, as applicable, during which such notice is given. Notwithstanding anything to the contrary contained in this "sunset provision," it is agreed that if a Change-in-Control occurs while this Agreement is in effect, then this Agreement shall not be subject to termination under this "sunset provision," and shall remain in force for a period of 12 months after such Change-in-Control, and if within said 12 months the contingency factors occur which would entitle Executive to the benefits as provided herein, this Agreement shall remain in effect in accordance with its terms. If, within such 12 months after a Change-in-Control, the contingency factors that would entitle Executive to said benefits do not occur, thereupon this "sunset provision" shall again be applicable with the 90-day time period for Compensation Committee action to thereafter commence 90 days prior to



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the first anniversary of such Change-in-Control and 90 days prior to each one-year anniversary date thereafter.

                  (b) INDEMNIFICATION. If Executive shall obtain any money judgment or otherwise prevail with respect to any litigation brought by Executive or the Company to enforce or interpret any provision contained herein, the Company, to the fullest extent permitted by applicable law, hereby indemnifies Executive for his reasonable attorneys' fees and disbursements incurred in such litigation. To the extent that any such indemnification payment would be subject to the Excise Tax (as defined in paragraph 7), then Executive shall be entitled to receive Gross-up Payments in an amount such that after payment by Executive of all taxes imposed on such Gross-up Payments, Executive retains an amount equal to the Excise Tax imposed on the indemnification payment.

                  (c) PAYMENT OBLIGATIONS ABSOLUTE. The Company's obligation to pay (or cause one of its subsidiaries to pay) Executive the amounts and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company (including its subsidiaries) may have against him or anyone else. All amounts payable by the Company (including its subsidiaries hereunder) shall be paid without notice or demand. Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and, except as provided in Paragraphs 6(d) hereof, the obtaining of any such other employment shall in no event effect any reduction of the Company's obligations to make (or cause to be made) the payments and arrangements required to be made under this Agreement.

                  (d) SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, by merger or otherwise. This Agreement shall also be binding upon and inure to the benefit of Executive and his estate. If Executive shall die prior to full payment of amounts due pursuant to this Agreement, such amounts shall be payable pursuant to the terms of this Agreement to his estate.

                  (e) SEVERABILITY. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  (f) NON-ALIENATION. Executive shall not have any right to pledge, hypothecate, anticipate or assign this Agreement or the rights hereunder, except by will or the laws of descent and distribution.

                  (g) NOTICES. Any notices or other communications provided for in this Agreement must be in writing. In the case of Executive, such notices or communications shall be effectively delivered if hand delivered to Executive at his principal place of employment or if sent by registered or certified mail to Executive at the last address he has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.



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                  (h) CONTROLLING LAW. This Agreement is entered into under, and its validity interpretation and enforceability and shall be governed for all purposes by, the laws of the State of Texas; provided, however, that no effect shall be given to any choice or conflict of law provision or rule (whether in the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

                  (i) RELEASE. As a condition to the receipt of any benefit under Paragraph 6 hereof, Executive shall first execute a release, in the form established by the Company, releasing the Company, its shareholders, partners, officers, directors, employees and agents from any and all claims and from any and all causes of action of any kind or character, including but not limited to all claims or causes of action arising out of Executive's employment with the Company or the termination of such employment.

                  (j) FULL SETTLEMENT. If Executive is entitled to and receives the benefits provided hereunder, performance of the obligations of the Company hereunder will constitute full settlement of all claims that Executive might otherwise assert against the Company on account of his termination of employment. Executive hereby acknowledges that the Company has heretofore rescinded and terminated the Company's Executive Severance Policy, as amended from time to time, which policy was originally adopted on January 1, 1994, and Executive hereby waives any and all rights Executive may have under such policy.

                  (k) UNFUNDED OBLIGATION. The obligation to pay amounts under this Agreement is an unfunded obligation of the Company, and no such obligation shall create a trust or be deemed to be secured by any pledge or encumbrance on any property of the Company (including its subsidiaries).

                  (l) NOT A CONTRACT OF EMPLOYMENT. This Agreement shall not be deemed to constitute a contract of employment, nor shall any provision hereof affect (a) the right of the Company (or its subsidiaries) to discharge Executive at will or (b) the terms and conditions of any other agreement between the Company and Executive except as provided herein.

                  (m) NUMBER AND GENDER. Wherever appropriate herein, words used in the singular shall include the plural and the plural shall include the singular. The masculine gender where appearing herein shall be deemed to include the feminine gender.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 1st day of September, 1999.


                                            "EXECUTIVE"

                                            /s/ GEORGE H. GENTRY, III
                                            --------------------------------
                                            GEORGE H. GENTRY, III

                                            "COMPANY"

                                            MARINE DRILLING COMPANIES, INC.


                                            BY: /s/ JAN RASK
                                               -----------------------------
                                            NAME:  JAN RASK
                                            TITLE: CHIEF EXECUTIVE OFFICER


                                      -12-